P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Change in Hungarian Operations
Richmond, VA July 11, 2016 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) today announced that its subsidiary, Universal Leaf Tobacco Hungary Pte. Ltd., will discontinue the processing of leaf tobaccos in its factory in Nyíregyháza, Hungary effective immediately. In order to further increase supply chain efficiencies in the European leaf tobacco market, Universal will concentrate the processing of Hungarian tobaccos in its facilities in Italy.

Domenico Cardinali, Managing Director - Europe region, stated, “This difficult decision was made after an exhaustive review of strategic alternatives for the Hungary processing operations. Universal would like to recognize and thank the employees for their many years of hard work and dedication. In addition, Hungary management has reached agreement with the affected employees and their representatives for a planned settlement to support them in this challenging transition. This change will yield economies of scale for our Europe region and enhance the attractiveness of Hungarian tobaccos in the international market, with a goal to better serve its traditional customers.”

The restructuring is in line with Universal´s strategy to efficiently adapt its operations to changing market conditions. Universal continues to be committed to the production and purchasing of Virginia flue-cured and burley tobaccos grown in Hungary and intends to maintain its traditionally strong market presence in the country.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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